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                                                                     EXHIBIT 5.2

                       [LETTERHEAD OF MOBIL CORPORATION]




                                        November 12, 1996



Mobil Corporation                       Mobil Marine Finance Company I Inc.
3225 Gallows Road                       3225 Gallows Road
Fairfax, Virginia 22037                 Fairfax, Virginia 22037

Mobil Marine Finance Company II Inc.    Mobil Lease Finance Company Inc.
3225 Gallows Road                       3225 Gallows Road
Fairfax, Virginia 22037                 Fairfax, Virginia 22037

Mobil Chemical Finance (Texas) Inc.     Mobil Chemical Finance (Louisiana) Inc.
3225 Gallows Road                       3225 Gallows Road
Fairfax, Virginia 22037                 Fairfax, Virginia 22037

Mobil Petrorail Finance Inc.            Mobil Transport Finance Company Inc.
3225 Gallows Road                       3225 Gallows Road
Fairfax, Virginia 22037                 Fairfax, Virginia 22037

Mobil Equipment Finance Company Inc.
3225 Gallows Road
Fairfax, Virginia 22037


                   $650,000,000 OF PASS THROUGH CERTIFICATES
                   -----------------------------------------

Ladies and Gentlemen:

        I am Managing Counsel, Corporate, Finance and Securities of Mobil Corporation, a Delaware corporation (the "Guarantor") and a member of the Guarantor's Office of General Counsel, which has acted as counsel to the Guarantor and its wholly-owned subsidiaries Mobil Marine Finance Company I Inc., Mobil Marine Finance Company II Inc., Mobil Chemical Finance (Texas) Inc., Mobil Chemical Finance (Louisiana) Inc., Mobil Lease Finance Company Inc., Mobil


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Petrorail Finance Inc., Mobil Transport Finance Company Inc. and Mobil Equipment
Finance Company Inc., each a Delaware corporation (each, a "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement, as amended, on Form S-3 (Registration No. 333-13457) (the "Registration Statement") and the prospectus included therein (the "Prospectus") to register with the Commission (i) $650,000,000 Pass Through Certificates (the "Certificates") to be issued in one or more series under a Pass Through Trust Agreement (the "Pass Through Trust Agreement") to be entered into among the Guarantor, each Company and State
Street Bank and Trust Company, as Pass Through Trustee and (ii) the guaranties of the Guarantor to be delivered in connection with each series of Pass Through Certificates to be issued (each, a "Guaranty"). Capitalized terms used herein and not otherwise defined herein are used as defined in the form of Pass Through Trust Agreement filed as an exhibit to the Registration Statement.

                I or lawyers under my supervision have examined and are familiar with (a) the Certificates of Incorporation and By-Laws of the Guarantor and each Company, (b) resolutions of the Board of Directors of each Company duly adopted on October 1, 1996, and (c) resolutions of the Board of Directors of the Guarantor duly adopted on January 31, 1986, June 26, 1987 and September 27, 1996.

                There have similarly been examined originals or copies, certified or otherwise satisfactorily identified, of all such agreements and other instruments, certificates of public officials, certificates of the Guarantor and each Company and other documents as I or lawyers under my supervision have deemed relevant and necessary as the basis of the opinions hereinafter set forth. In making such examination, I or lawyers under my supervision have assumed the genuineness of all signatures and the authenticity of all documents submitted as originals or as certified documents, and the conformity with the originals or certified documents of all documents submitted as conformed, photostat or other copies.

                Based upon the foregoing and subject to the matters hereinafter set forth, I am of the opinion that:

                1. The Guarantor has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

                2. Each Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

                3. With respect to the Pass Through Certificates of each series, (i) each of the Guarantor and the applicable Company has full corporate power and authority to execute, deliver and perform its obligations under the Pass Through Trust Agreement and the Trust Supplement establishing the terms of the Pass Through Certificates of such series and forming the related trust, and
(ii) the Pass Through Trust Agreement and such Trust Supplement have been duly authorized by the Guarantor and such Company, and when the Pass Through Trust Agreement and such Trust Supplement have been duly executed and delivered by the Guarantor and such Company will



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constitute the legal, valid and binding obligations of the Guarantor and such
Company enforceable in accordance with their respective terms.

                4. With respect to each Guaranty, (i) the Guarantor has full corporate power and authority to execute, deliver and perform its obligations under such Guaranty, (ii) such Guaranty has been duly authorized by the Guarantor, and (iii) when such Guaranty is duly executed and delivered by the Guarantor the Guaranty will constitute the legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms.

                5. The Guarantor has duly authorized the taking of any and all action necessary to carry out and give effect to the transactions contemplated to be performed on its part by each Guaranty, the Pass Through Trust Agreement and each Trust Supplement.

                6. Each Company has duly authorized the taking of any and all action necessary to carry out and give effect to the transactions contemplated to be performed on its part by the Pass Through Trust Agreement and each Trust Supplement.

                The opinions expressed in paragraph 3 and 4 above are qualified to the extent that the enforceability of the rights and remedies set forth in each Guaranty, the Pass Through Trust Agreement and each Trust Supplement may be limited by bankruptcy, insolvency or other similar laws affecting creditor's rights generally or by principles of equity.

                I am a member of the bars of the State of New York and The Commonwealth of Virginia and am not an expert in and express no opinion as to the laws of other jurisdictions other than the federal law of the United States and the corporte law of the State of Delaware.

                I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to my name in the Prospectus constituting a part of such Registration Statement under the heading "Legal Opinions." In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

                                        Very truly yours,


                                        /s/ Ralph N. Johanson, Jr.

                                        Ralph N. Johanson, Jr.